                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b) AND
             (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                            (Amendment No._______)*

                        Hall, Kinion & Associates, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  406069 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 6 Pages
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-----------------------                                  ---------------------
  CUSIP NO. 406069 10 4                 13G                PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) BRENDA C. HALL
      Tax ID Number:  ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      NOT APPLICABLE                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,586,079 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          95,216 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,586,079 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          95,216 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,681,295 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      29.72%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
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                                                               Page 3 of 6 Pages


ITEM 1(a).     NAME OF ISSUER:                Hall, Kinion & Associates, Inc.
               ---------------


ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               ------------------------------------------------

                              Hall, Kinion & Associates, Inc.
                              19925 Stevens Creek Boulevard, Suite 180
                              Cupertino, CA 95014

ITEM 2(a).     NAME OF PERSON FILING:    Brenda C. Hall
               ----------------------


ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
               -------------------------------------------------------------
                         Hall, Kinion & Associates, Inc.
                         19925 Stevens Creek Boulevard, Suite 180
                         Cupertino, CA 95014


ITEM 2(c)      CITIZENSHIP:              United States
               ------------


ITEM 2(d).     TITLE OF CLASS OF SECURITIES:
               -----------------------------

               Common Stock


ITEM 2(e).     CUSIP NUMBER:
               -------------

               CUSIP #   406069 10 4


ITEM 3.        Not Applicable
               --------------
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                                                               Page 4 of 6 Pages

ITEM 4.   OWNERSHIP:
          ----------

          The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1997:

            (a) Amount beneficially owned:         2,681,295 shares
                -------------------------

            (b) Percent of Class:             29.72%.
                ----------------

            (c) Number of shares as to which such person has:
                --------------------------------------------

                (i)  Sole power to vote or to direct the vote:
                     ----------------------------------------

                               2,586,079 shares.

                (ii) Shared power to vote or to direct the vote:
                     ------------------------------------------

                                 95,216 shares

               (iii) Sole power to dispose or to direct the disposition of:
                     -----------------------------------------------------

                               2,586,079 shares


                (iv) Shared power to dispose or to direct the disposition of:
                     -------------------------------------------------------

                                 95,216 shares

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
          ---------------------------------------------

          Not applicable.


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
          ---------------------------------------------------------------

          Not applicable


ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          ----------------------------------------------------------------------
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
          ---------------------------------------------------------

          Not applicable.
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                                                               Page 5 of 6 Pages

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
          ---------------------------------------------------------

          Not applicable


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:
          ------------------------------

          Not applicable

ITEM 10.  CERTIFICATION:
          -------------

          By signing below I certify that, to the best of knowledge and belief, the securities referred to above are acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
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                                                               Page 6 of 6 Pages

                                   SIGNATURES
                                   ----------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1998
                                     /s/ BRENDA C. HALL
                                    ------------------
                                    Brenda C. Hall